Elecsys Corporation

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11300 W. 89th Street o Overland Park, Kansas 66214 USA o
913/495-6800 o Fax 913/492-0870

Contact:          Thomas C. Cargin
                  Vice President - Finance and Administration

                  (913) 495-2614


ELECSYS CORPORATION REPORTS SECOND QUARTER RESULTS


OVERLAND PARK, Kansas, (November 22, 2000) - Elecsys Corporation (AMEX: ASY) today reported results for the second quarter and six months of the Company's 2001 fiscal year.

For the three months ended October 31, 2000, Elecsys Corporation reported consolidated net sales of $5.4 million compared with $4.6 million a year ago. The Company reported a net loss for the second quarter of $208,000, or $0.08 per share, versus net income of $76,000, or $0.03 per diluted share, in the year-earlier period. Net sales for the first six months of fiscal 2000 totaled $11.6 million compared with $7.3 million in the first half of fiscal 2000. The Company reported a net loss for the first six months of $70,000, or $0.03 share, compared with a net loss of $517,000, or $0.23 per diluted share, in the year-earlier period.

For the three months ended October 31, 2000, the Company's DCI subsidiary reported net sales of $1.9 million, and net income of $60,000. For the six months ended October 31, 2000. DCI reported net sales of $3.8 million, and net income of $93,000. DCI was acquired by the Company on February 7, 2000.

For the three months ended October 31, 2000, the Company's Airport Systems subsidiary reported net sales of $3.6 million, and a net loss of $271,000, compared to sales of $4.6 million a year ago and net income of $76,000. For the six months ended October 31, 2000, the Airport Systems reported net sales $8.1 million, and a net loss of $160,000 compared to sales of $7.3 million and a loss of $517,000 for the same period last year.

Keith S. Cowan, president and chief executive officer said, "While we were disappointed by the lack of profitability, we are very pleased by the 59% improvement in revenue over the first half of last year, and the very strong level of orders received during the quarter. We were encouraged by our operating profit of $420,000 in the first six months of this year, compared to a $431,000 operating loss in the first half of last year. The net loss this year was the result of increased interest expense. Airport Systems orders for the quarter included the previously announced Egypt lighting and U.S.A.F. localizer antenna replacement projects. In addition, orders were received for three Doppler VOR/DMEs in Asia, a VOR/DME in Africa, airfield lighting products from NASA and three U.S. ILS. The total of these orders, including the $5.5 million in U.S.A.F. localizer antenna options, is approximately $15 million. The higher level of orders provides the opportunity for an increase in sales in the second half of the year."

Cowan continued, "The Company's DCI subsidiary achieved several operational accomplishments, including completion of delivery of its first dichroic liquid crystal displays (LCD) to the Avionics Division of Kollsman, Inc. These dichroic LCDs provide a higher contrast ratio and wider viewing angle than the company's twisted pneumatic LCD devices. In addition, the Company launched its new standard LCD module product line. These industry standard character and graphic display modules are manufactured by DCI's offshore LCD manufacturing partner in China and are sold through a network of representatives and distributors. In addition, DCI completed two infrastructure projects, which were begun shortly after the acquisition in February 2000. The implementation of a new integrated Enterprise Resource Planning information system, which will allow more efficient material planning and purchasing was completed. DCI also successfully implemented the internationally recognized ISO 9001 quality system and passed its registration audit. This quality system certification will allow DCI to successfully compete for a greater range of contract electronic manufacturing jobs."
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Elecsys Corporation is a designer and manufacturer of electronic components, subassemblies and systems. Its Airport Systems International, Inc. subsidiary designs, manufactures and implements ground-based radio navigation and landing systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. The DCI, Inc. subsidiary provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

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                               ELECSYS CORPORATION

                         Unaudited Financial Highlights

                                                         Three Months Ended
                                                         October 31,
                                                         ------------------------------------------------------
                                                                   2000                         1999
                                                         -------------------------    -------------------------
Sales                                                    $           5,363,000        $         4,566,000
Net income (loss)                                        $           (208,000)        $            76,000
Net income (loss) per share - basic                      $              (0.08)        $              0.03
Net income (loss) per share - diluted                    $              (0.08)        $              0.03
Weighted average shares outstanding - basic                          2,579,000                  2,231,000
Weighted average shares outstanding - diluted                        2,579,000                  2,388,000
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                                                         Six Months Ended
                                                         January 31,
                                                         ------------------------------------------------------
                                                                   2000                         1999
                                                         -------------------------    -------------------------
Sales                                                    $        11,593,000          $         7,336,000
Net income (loss)                                        $          (70,000)          $         (517,000)
Net income (loss) per share - basic                      $            (0.03)          $            (0.23)
Net income (loss) per share - diluted                    $            (0.03)          $            (0.23)
Weighted average shares outstanding - basic                        2,579,000                    2,231,000
Weighted average shares outstanding - diluted                      2,579,000                    2,231,000

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                       ELECSYS CORPORATION AND SUBSIBDIARY

                 Condensed Consolidated Statements of Operations
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                       Three Months Ended Six Months Ended

                                                         October 31,                               October 31,
                                              ----------------------------------  ---------------------------------------

                                                    2000               1999             2000                  1999
                                              ---------------    ---------------  ----------------     ------------------

Sales                                       $  5,363            $ 4,566           $ 11,592           $  7,336
Cost of Products Sold                          3,758              3,257              8,027              5,317
                                            --------           --------           --------           --------
Gross Margin                                   1,605              1,309              3,565              2,019

Selling, General and

  Administrative Expenses                      1,508                930              3,094              1,861
Research & Development Expenses                   31                261                 51                589
                                            --------           --------           --------           --------
Operating Income (loss)                           66                118                420               (431)

Other Income:
         Interest Expense                       (274)               (42)              (490)               (86)
         Other, Net                                0                  0                  0                  0
                                            --------           --------           --------           --------
Income (Loss) Before Income Taxes               (208)                76                (70)              (517)

Provision (benefit) For Income Taxes               0                  0                  0                  0

Net Income (loss)                           $  (208)           $     76            $   (70)              (517)
                                            ========           ========            ========           ========

Income (loss) Per Share:
         Basic                              $  (0.08)          $    .03            $ (0.03)          $  (0.23)
                                            ========           ========            ========           ========
         Diluted                            $  (0.08)          $    .03            $ (0.03)          $  (0.23)
                                            ========           ========            ========          ========

Weighted Average Common Shares

         Basic                                 2,579              2,231               2,579             2,231
                                            ========           ========            ========          ========
         Diluted                               2,579              2,388               2,579             2,283
                                            ========           ========            ========          ========

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